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                        Filed Pursuant to Rule 424(b)(3)
                        Commission File Number 333-63644


                       MICHIGAN COMMUNITY BANCORP LIMITED

                        Supplement dated August 30, 2001
                                       to
                                   PROSPECTUS
                              dated August 23, 2001


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         Investors are advised that the following two paragraphs are added to page 17 of the Prospectus after the first paragraph under the heading "The Offering - Manner of Distribution":

                  In addition to the commission, the dealer manager will also receive for its services in attempting to sell the units a warrant to purchase shares of our common stock. This warrant shall entitle the dealer manager to purchase 70,000 shares of our common stock if all of the units offered are sold or 35,000 shares of our common stock if at least 50 percent, but less than all, of the units are sold. The dealer manager warrant shall be on the same terms and conditions as the warrants issued in the offering and will comply with all NASD requirements.

                  The dealer manager warrant shall not be sold, transferred, assigned, pledged or hypothecated by any person, except by operation of law or by reason of reorganization of the issuer, for a period of one year following the effective date of the offering. However, the dealer manager warrant may be transferred to any NASD member participating in the offering and the bona fide officers or partners of any such NASD member. If the dealer manager or any other holder exercises this warrant, the common stock received pursuant to such exercise shall remain subject to the remainder of the one year restriction, if any.



                     INVESTORS SHOULD RETAIN THIS SUPPLEMENT